Exhibit 99.1
Question
If successful, how do you intend to use the proceeds from the recently announced financing initiative?
Answer
We intend to use the net proceeds to repay outstanding borrowings under our $140 million revolving credit facility and our $325 million revolving secured warehouse facility. After these repayments, we would expect to have approximately $430 million in available borrowing capacity.
Our first priority is to ensure we have the available capacity to fund expected loan originations. While the successful completion of this financing will improve our position in that regard, we intend to continue to work to (1) secure additional borrowing capacity, (2) increase the diversity of our funding sources and (3) extend the term of one or more of our revolving credit facility and our revolving secured warehouse facilities. There can be no assurance, however, that we will be able to secure additional borrowing capacity, diversify our funding sources or obtain any such extension on terms acceptable to us or at all. To the extent we determine our ability to fund expected loan originations has been effectively provided for, we may then consider share repurchases or cash dividends, for which borrowed funds could be used if then available.